Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

TriLinc Global Impact Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units of Limited Liability Company Interest	457(o)	—	—	$40,000,000	0.00014760	$5,904
	Total Offering Amounts					$40,000,000		$5,904
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,904

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended at a fee rate of 0.00014760 ($147.60 per $1 million).